EXHIBIT 4.3

HARRAH’S ENTERTAINMENT, INC.

February [__], 2008

Re: Opportunity to Acquire Shares

Dear Harrah’s Employee,

As you know, Harrah’s Entertainment, Inc. (“Harrah’s”) recently underwent a change in control, as contemplated by the Agreement and Plan of Merger, dated as of December 19, 2006, among Hamlet Holdings LLC (“Holdings”), Hamlet Merger Inc. and Harrah’s Entertainment, Inc. (the “Merger Agreement”). The closing of the merger (the “Closing”) occurred on January 28, 2008.

“Harrah’s” is the surviving entity from the merger, and it will continue its corporate existence, however, Harrah’s outstanding shares are no longer publicly traded on a securities exchange. We are pleased to offer you the opportunity to invest in shares of non-voting common stock and non-voting preferred stock of Harrah’s (collectively, the “Shares”) on the terms and conditions set out below. The Shares are being offered in a ratio of 2.0445:1, which means that for every 2.0445 shares of non-voting common stock you purchase, you will be required to purchase approximately one share of non-voting preferred stock. You may not elect to purchase only non-voting common stock or only non-voting preferred stock, you may only purchase Shares in the ratio described above.

You are being offered the opportunity to invest by making a cash contribution (your “Cash Contribution”) as set forth in Section 1 and the acceptance form attached hereto (the “Acceptance Form”).

1.            Form of Consideration. You may acquire Shares by making a Cash Contribution. In exchange for your Cash Contribution, you will receive a number of Shares equal to the amount of your investment as indicated on the Acceptance Form attached hereto, divided by the price per Share. The price per Share will be equal to $100 per Share of common stock and $100 per Share of preferred stock, the amount per share paid by the Majority Holders (as defined below) at the Closing. You will be the holder of record of the Shares in which you invest as of the Closing, whether or not Harrah’s issues physical certificates to you for such Shares.

2.            Minimum Permissible Investment. If you choose to invest in the Shares, (a) you must commit to invest a minimum of $50,000 and (b) you must satisfy your investment by making your Cash Contribution. Your Cash Contribution must be received by check or wire transfer by no later than 5:00 p.m. (Five p.m., Eastern Standard Time) on [INSERT DATE] (wire information is included in the Acceptance Form).

3.            Acceptance; Conditions. You may accept this offer and the terms of this Agreement by completing and returning the Acceptance Form attached hereto, in which case the closing of your acquisition of the Shares will occur on [INSERT CLOSING DATE FOR SHARE PURCHASE].

4.            Limitation. Harrah’s, in its discretion, may limit the number of Shares that you may purchase, and therefore may choose not to accept the full amount of your investment election.

5.            Vesting. Your Shares when issued will be fully vested.

6.            Stockholders’ Agreement. By completing and returning the Acceptance Form below, you agree to become a party to the Management Investor Rights Agreement, as may be amended from time to time in accordance with its terms (the “Stockholders’ Agreement”) and you will be subject to the terms and conditions thereof with respect to your Shares. The Stockholders’ Agreement is enclosed. Harrah’s agrees that it will, and that it will cause the Majority Holders (as defined below) to, also become a party to the Stockholders’ Agreement. Your receipt of any Shares pursuant to this Agreement is conditioned upon your execution of the Stockholders’ Agreement. You further acknowledge and agree that the assignment and transferability of the Shares shall be permitted only in accordance with applicable law and the terms of the Stockholders’ Agreement and that the Stockholders’ Agreement provides for additional obligations of you with respect to the Shares.

7.            Representations; Acknowledgements of Subscribor. By signing below and completing and returning the Acceptance Form, you hereby represent and warrant to Harrah’s and Holdings that:

(a)

you have the requisite power, authority and capacity to execute this Agreement and to deliver or cause to be delivered the Cash Contributions, to perform your obligations under this Agreement and to consummate the transactions contemplated hereby;

(b)

the Acceptance Form has been duly and validly executed and delivered by you and constitutes your legal, valid and binding obligation, enforceable against you in accordance with its terms, except to the extent that such validly binding effect and enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws relating to or affecting creditors’ rights generally;

(c)

the Shares are being acquired for your own account, for investment purposes only and not with a view to or in connection with any distribution, reoffer, resale, public offering or other disposition thereof not in compliance with the Securities Act of 1933, as amended (the “Securities Act”), as may be amended from time to time, or any applicable United States federal or state securities laws or regulations;

(d)

you understand and have carefully considered the risks relating to Harrah’s and this investment opportunity including that (i) an investment in the Shares involves a high degree of risk, and you may lose the entire amount of your investment, (ii) Harrah’s does not expect to pay dividends for the foreseeable future, (iii) the Shares are illiquid, and you must bear the economic risk of an investment in the Shares for an indefinite period of time, (iv) there is no existing public or other market for the Shares, and there can be no assurance as to when, or whether, any such market will develop, or that you will be able to sell or dispose of its Shares;

(e)

you (i) have adequate means of providing for your current needs and possible contingencies, and you have no need for liquidity in your investment in Harrah’s, and (ii) can bear the economic risk of losing your entire investment in Harrah’s;

(f)	prior to making your investment decision you (i) have had access to all of the information and individuals with respect to the Shares and your investment that you

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deem necessary to make a complete evaluation thereof, and (ii) have been afforded the opportunity to ask such questions as you deemed necessary, and to receive answers from, representatives of Harrah’s concerning the merits and risks of investing in the Shares, including, without limitation, the restrictive and other provisions of the Stockholders’ Agreement;
(g)

no representations or warranties, oral or otherwise, have been made to you or any party acting on your behalf that are inconsistent with the written materials which have been supplied to you by Harrah’s;

(h)	you have had an opportunity to consult an independent tax and legal advisor and your decision to acquire the Shares for investment has been based solely upon your evaluation; and
(i)	you are aware that the Stockholders’ Agreement provides significant restrictions on your ability to dispose of the Shares.

You acknowledge and agree that if, following the date you purchase Shares pursuant to this Agreement, we determine that any of the representations made by you under this Section 7 is inaccurate, the sale of Shares to you pursuant to this Agreement shall be rescinded and the transfer of such Shares to you shall be deemed null and void.

The “Majority Holders” shall mean, collectively or individually as the context requires, Apollo Management VI, L.P., TPG Capital, L.P. and their respective affiliates.

8.            Representations; Acknowledgements of Holdings and Harrah’s. By providing this Agreement to you, Holdings and Harrah’s hereby represent and warrant to you that:

(a)

Harrah’s and Holdings each are duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as is now being conducted and to deliver or cause to be delivered this Agreement and the Stockholders’ Agreement and to consummate the transaction contemplated hereby;

(b)

Each of Harrah’s and Holdings has taken all corporate action required to authorize the execution and delivery of this Agreement and the Stockholders’ Agreement and to authorize the issuance of the Shares and, with respect to Holdings, all shares of Holdings to be issued to Harrah’s on the Closing Date;

(c)

The Shares issued hereunder and upon delivery of the consideration therefor, will be duly authorized, validly issued, fully paid and non-assessable, and issued free and clear of restrictions on transfer, other than those set forth in the Stockholders’ Agreement and applicable federal and state securities laws.

9.            Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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10.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.          Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to (i) Harrah’s, at One Caesars Palace Drive, Las Vegas, Nevada, 89109, Attention: General Counsel, and (ii) you, at the address set forth on the signature page hereto.

*       *       *       *       *

[Signature Page Follows]

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Please sign your name on the space(s) provided below and please indicate whether and how you would like to invest in Harrah’s by completing and executing the Acceptance Form attached to the end of this Agreement. Please return an executed copy of this Agreement and the Acceptance Form in original form or by FAX or email no later than 5 p.m. (Five p.m., Eastern Standard Time) on [INSERT DATE] to the attention of Donnie Rogers (DORogers@harrahs.com) or Linda Hinton (LHinton@harrahs.com). The fax number is (901) 537-3443. (If you fax or email your election form on [INSERT DATE], the original should be delivered Attention: Donnie Rogers and Linda Hinton no later than [INSERT DATE] via Overnight Express or U.S. Mail (indicate "CONFIDENTIAL") to:

Harrah's Entertainment, Inc.

Shareholder Services-Memphis

ATTN: Donnie Rogers

1023 Cherry Road

Memphis TN 38117-5423

Sincerely,

______________________

By: ___________________
Title: __________________

Agreed to and Accepted by:

______________________________

Signature

Please print your name(s) and address(es):

_______________________________

_______________________________

_______________________________

_______________________________

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Acceptance of Offer to Acquire Shares of Harrah’s (the “Acceptance Form”)

Pursuant to the terms and conditions set forth in the letter to me dated [INSERT DATE], I, ______________________, hereby elect make an investment in Harrah’s and purchase Shares in the total amount indicated below:

$____________, which will be satisfied by a Cash Contribution funded as follows:

$____________ Wire transfer (wire instructions set forth below)

$____________ Check (attached)

_________________________

Signature

_______________

Date

**************

WIRE TRANSFER INSTRUCTIONS:

Bank:	First Tennessee Bank (Memphis, TN)
ABA #:	084000026
Account Number #:	XXXXXXXXX
Account Name:	Harrah’s Operating Company, Inc. Clearing Account
Reference:	[Your Name]

Please make sure that your name is referenced in the wire instructions to properly segregate your investment.

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Harrah’s Entertainment, Inc.

February [__], 2008

Dear Harrah’s Employee:

As you know, in connection with the merger of Harrah’s Entertainment, Inc. (“Harrah’s”) and a company controlled by Apollo Management and TPG Capital (the “Investors”), certain members of management will have the opportunity to invest cash to purchase shares in Harrah’s on a going forward basis. Because you are a key contributor to Harrah’s success, you are being offered the opportunity to invest.

In considering your decision to invest, it is important to recognize that highly leveraged companies, such as the new Harrah’s, bring with them a number of investment risks. I urge you to read carefully the enclosed disclosure materials and the annexes thereto (including each of the agreements described in the prospectus) before deciding whether to invest. The prospectus provides detailed information about the shares of Harrah’s common and preferred stock you will hold should you choose to invest and the agreements to which you will become a party as a condition to such investment. The prospectus also describes the risks inherent in our business and in the investment you are considering.

As we have said before, only certain members of management will have the opportunity to participate in this investment program. Because of this, please do not discuss the program with other Harrah’s employees or with people outside of Harrah’s, other than personal financial and tax advisors, lawyers or your immediate family.

You are being offered the opportunity to make a cash investment to purchase shares. The procedures for making this investment are described below. This may be your only opportunity to make a direct investment in Harrah’s in connection with the merger, other than through the exercise of stock options you may receive.

You must make your investment decision on or before [INSERT DATE]. ALL DOCUMENTS AND DELIVERABLES DISCUSSED IN THIS LETTER MUST BE RECEIVED BY THE APPROPRIATE PARTIES NO LATER THAN 5 PM EST ON [INSERT DATE]. If you elect to purchase shares for cash, you must ensure that such cash is wired to the account set forth below no later than 5 pm EST on [INSERT DATE] or that a check is included with your investment documents, which must be returned no later than 5 pm EST on [INSERT DATE]. Other than the opportunity described in this letter (and in the documents referred to herein), you will not have the opportunity to make a direct investment in the new Harrah’s, other than through the exercise of stock options you may receive.

In order to participate in this investment opportunity, you must first:

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•	Read the enclosed prospectus, and all annexes provided with this letter; and
•

Sign and return (i) the omnibus signature page attached as Schedule A hereto, (ii) the Form W-9 attached as Schedule B hereto (or, if you are not a United States citizen and are otherwise ineligible to use Form W-9, Form W-8BEN), (iii) the signature page to the Investment Agreement including the Acceptance Form; and (iv) the signature page to the Management Investor Rights Agreement, in each case such that the forms are received at the following address no later than 5 pm EST on [INSERT DATE] (via Federal Express or UPS (indicate "CONFIDENTIAL")):

Harrah’s Entertainment, Inc.

Shareholder Services Memphis

1023 Cherry Road

Memphis, TN 38117-5423

Tel: 901-537-3340

Fax: 901-537-3443

Attention:  Donnie Rogers

•

Send the funds to make your investment. You may send funds via wire transfer. If you choose to do this, you must ensure that such cash is wired to the account at First Tennessee Bank, set up to facilitate the cash investments, set forth below no later than 5 pm EST on [INSERT DATE]. The instructions are set forth below.

Bank: First Tennessee Bank (Memphis, TN)

ABA #: 084000026

Account Number #: XXXXXXXXX

Account Name: Harrah’s Operating Company, Inc. Clearing Account

Reference: Your Name

You may also send a check, payable to Harrah’s Entertainment, Inc. Checks must be received at the following address no later than 5 pm EST on [INSERT DATE].

Harrah’s Entertainment, Inc.

Shareholder Services Memphis

1023 Cherry Road

Memphis, TN 38117-5423

Tel: 901-537-3340

Fax: 901-537-3443

Attention:  Donnie Rogers

Sincerely,

Nizar E. Jabara

Vice President, Compensation

Benefits & HRSS

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Schedule A

MANAGEMENT STOCKHOLDER OMNIBUS SIGNATURE PAGE

Name of Management Stockholder: Address:

TOTAL INVESTMENT AMOUNT:*

* Please note that the total amount of your investment must be equal to or greater than $50,000.

IN WITNESS WHEREOF, I hereby agree to be a party to each of the following agreements as a “Stockholder,” as applicable, as of the date of such agreements and to execute original signature pages to such agreements at the time such agreements are presented to me for execution:

1. Investment Agreement; and

2. Management Investor Rights Agreement.

Signature: _________________________

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